    As filed with the Securities and Exchange Commission on December 12, 1996
                                                      Registration No. 333-_____
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                 ---------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933


                                 ---------------

                               PARKERVISION, INC.
             (Exact name of registrant as specified in its charter)

            Florida                                         59-2971472
   State or Jurisdiction of                             (I.R.S. Employer
Incorporation or Organization                        Identification Number)

                               8493 Baymeadows Way
                          Jacksonville, Florida  32256
                                 (904) 737-1367
                    (Address of principal executive offices)

                            Jeffrey Parker, President
                               ParkerVision, Inc.
                               8493 Baymeadows Way
                          Jacksonville, Florida  32256
                                 (904) 737-1367
 (Name, address and telephone number, including area code, of agent for service)

                                 with a copy to:

                             David Alan Miller, Esq.
                            Graubard Mollen & Miller
                                600 Third Avenue
                          New York, New York 10016-2097
                            Telephone (212) 818-8800
                            Facsimile (212) 818-8881

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT


                                                CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
                                                                 Proposed maximum     Proposed maximum
Title of Securities to be registered         Amount to be         offering price          aggregate               Amount of
                                              registered           per share(1)       offering price(2)        registration fee
-------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01                   810,000(3)             $12.125            $9,821,250               $3,386.63
-------------------------------------------------------------------------------------------------------------------------------
          Total Fee. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $3,386.63
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------

(1) Based upon the market price of the Common Stock, as reported by the Nasdaq Stock Market on December 9, 1996, in accordance with Rule 457(c) promulgated under the Securities Act of 1933, as amended ("Securities Act").
(2) The proposed maximum aggregate offering price, based upon the market price of the Common Stock, as reported by the Nasdaq Stock Market on December 9, 1996, in accordance with Rule 457(c) under the Securities Act.
(3) Pursuant to Rule 416, there are also being registered additional shares of Common Stock as may become issuable pursuant to the antidilution provisions in the option and warrant agreements under which the shares of Common stock registered hereon are issuable.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     The Registration Statement, including all exhibits and attachments, contains 21 pages. The exhibit index appears on the 19th page thereof.

                                 ---------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 PRELIMINARY PROSPECTUS DATED DECEMBER 12, 1996
                              SUBJECT TO COMPLETION

PROSPECTUS

                               PARKERVISION, INC.

                         810,000 Shares of Common Stock

     This Prospectus relates to up to 810,000 shares ("Shares") of Common Stock, par value $.01 per share, of ParkerVision, Inc. ("Company") that may be offered for sale for the account of certain stockholders ("Selling Stockholders") of the Company as stated herein under the heading "Selling Stockholders." No period of time has been fixed within which the Shares covered by this Prospectus may be offered or sold.

     All 810,000 Shares offered hereby are being registered for the account of the Selling Stockholders. The Company will not receive any of the proceeds from the sale of the Shares. All the Shares offered hereby, however, are issuable upon exercise of certain outstanding warrants and options. If such warrants and options are fully exercised, the Company will receive up to an aggregate of $7,470,000 in gross proceeds. See "Use of Proceeds" and "Selling Stockholders."

     All costs, expenses and fees in connection with the registration of the Shares offered by this Prospectus will be borne by the Company. Such expenses are estimated at $30,000. Brokerage commissions and discounts, if any, attributable to the sale of the Shares for the accounts of the Selling Stockholders will be borne by them.

     The Common Stock of the Company is quoted in the National Market System under the symbol "PRKR."

                                 ---------------


        THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH
           DEGREE OF RISK AND SHOULD NOT BE PURCHASED BY INVESTORS WHO
               CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT.
                     SEE "RISK FACTORS" STARTING ON PAGE 5.

                                 ---------------


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is ___________ __, 1996

     No person has been authorized to give any information or to make any representations not contained or incorporated by reference in this Prospectus in connection with the offer described in this Prospectus and, if given or made, such information and representations must not be relied upon as having been authorized by the Company or any of the Selling Stockholders. Neither the delivery of this Prospectus nor any sale made under this Prospectus shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof or since the date of any documents incorporated herein by reference. This Prospectus does not constitute an offer or solicitation in any state to any person to whom it is unlawful to make such offer in such state.


                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----

AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
DOCUMENTS INCORPORATED BY REFERENCE. . . . . . . . . . . . . . . . . . . . .   3
FORWARD-LOOKING STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . .   3
THE COMPANY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
SELLING STOCKHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
PLAN OF DISTRIBUTION . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11


                              AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission ("Commission"), in Washington, D.C., a Registration Statement on Form S-3 ("Registration Statement") under the Securities Act of 1933, as amended ("Securities Act") with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and exhibits thereto. For further information with respect to the Company and the Shares, reference is hereby made to the Registration Statement and exhibits. The statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit are not complete and the description of such contract or document is qualified in its entirety by reference to such contract or document. The Registration Statement, together with the exhibits, may be inspected at the Commission's principal office in Washington, D.C. and copies may be obtained upon payment of the fees prescribed by the Commission.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Copies of such information, reports, proxy statements and other information filed by the Company under the Exchange Act may be examined without charge at the public reference facilities of the Commission, Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following Regional Offices: 14th Floor, 75 Park Place, New York, NY 10007; and Room 3190, John C. Kluczynski Federal Building, 230 South Dearborn Street, Chicago, IL 60604. Copies can also be obtained at prescribed rates from the Commission's Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

                       DOCUMENTS INCORPORATED BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated by reference into this Prospectus and made a part hereof:

     (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995, filed with the Commission pursuant to Section 13(a) of the Exchange Act;

     (b) The Company's Quarterly Reports on Form 10-QSB for the periods ended March 31, 1996, June 30, 1996 and September 30, 1996, filed with the Commission pursuant to Section 13(a) of the Exchange Act;

     (c) The Company's amended Quarterly Report on Form 10-QSB/A for the fiscal quarter ended June 30, 1996; and

     (d) The Company's Proxy Statement, dated October 1, 1996, in connection with the Annual Meeting of stockholders.

     The description of the Company's Common Stock is contained in the Company's Registration Statement on Form 8-A, declared effective by the Commission on November 30, 1993, which registration statement is also incorporated into this Prospectus by reference and made a part hereof.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and shall be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference in this Prospectus and filed with the Commission prior to the date of this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). A written or telephone request should be directed to ParkerVision, Inc. 8493 Baymeadows Way, Jacksonville, Florida 32256, telephone number (904) 737-1367, Attention: Investor Relations.


                           FORWARD-LOOKING INFORMATION

     Certain information contained in this Prospectus and in the documents incorporated by reference, about the business of the Company and its strategies, plans and expectations are forward-looking statements. For a discussion of important factors that could cause actual results to differ materially from the forward-looking statements, see "Risk Factors" included herein at page 5 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the Company's Annual Report on Form 10-KSB and the Quarterly Reports on Form 10-QSB which are documents incorporated by reference.

                                   THE COMPANY

GENERAL

     The Company is engaged in the design, development and marketing of the CAMERAMAN-Registered Trademark- automated video camera control systems.

     THE CAMERAMAN products improve video communication by the non-professional videographer. Using the Company's products, a non-professional videographer may create a consistently high standard of picture and sound communication that is focused on the subject. Because the CAMERAMAN System may be operated easily by the non-professional, it reduces operational costs by eliminating the expense of hiring and the difficulties of scheduling professional videographers. Additionally, the Company designed a solution that permits the video user to appear in the video while at the same time being able to control the camera action.

     The CAMERAMAN products include various features for the different targeted commercial markets and a variety of compatible systems to meet the specific needs of its customers. Although the Company believes there are many markets for its products, the Company is focusing on the distance education and videoconferencing markets and a more general commercial market where a high-quality, full-featured pan/tilt system, with or without tracking capabilities is desired.

     The CAMERAMAN System II products use a Company designed base unit which is a portable, computerized base which pans and tilts simultaneously to achieve fluid motion, into which is integrated a professional quality single-chip or three-chip imaging camera that provides the system camera control functions, such as auto-focus and auto-image control. The System II base unit is available with or without automatic tracking capabilities. Other components of the System II product line include a main docking station and tracking ring package which are devices used to control the automatic tracking functions and various keypads or locators which are designed to remotely control the base unit and camera functions.

     The Company has also developed a complete product line that integrates with the products sold by the VTEL Corporation ("VTEL"). VTEL designs, manufactures and markets application oriented videoconferencing equipment and claims to hold a greater than fifty percent share of the education and healthcare markets. The Company products have been developed pursuant to a joint product development agreement under which the two companies work to integrate the CAMERAMAN systems into the VTEL MediaMax and other VTEL products to create fully integrated CODEC-based videoconferencing systems.

     The Company conducts an active program of research and product development. During the fourth quarter of 1995, the Company completed the development of its three-chip product line. This product line differs from the Company's previous System II products in that it integrates a broadcast quality three CCD camera into the base unit, allowing for higher resolution, better color reproduction, improved optics and more control over basic camera functions than the single-chip camera. This product line is available in all of the Company's current application-specific packages for distance education and videoconferencing. The Company believes that this higher quality camera may allow the expansion of its product line into the studio and broadcast markets.

     The Company has conducted market and technology research for a consumer version of the CAMERAMAN system. The consumer version is being designed to reduce system size and cost to make it more attractive for the mass consumer market. The consumer product is still in its early development stage and the Company cannot determine currently when, or if, development of a consumer version of the CAMERAMAN system will be completed. The Company believes, however, that the research devoted to system size and cost reduction for the consumer product can be utilized in future commercial products and enable the Company to expand into other commercial markets where size and or price currently are barriers to market entry.

RECENT DEVELOPMENTS

     During the first quarter of 1996, the Company filed patent applications related to certain wireless technologies which the Company believes will be compatible with standard wireless frequencies currently allowed worldwide. The Company is currently in the process of investigating the technical feasibility of providing this wireless technology in manufacturable form, as well as conducting market research to determine the appropriate industries and associated products for this technology. The Company has developed functional prototypes of wireless input devices, including personal computer keyboards, computer mice and videogame controllers. Although these prototypes do not represent manufacturable forms of the technology, they are functional proofs of concept which the Company is utilizing in its market research and technological development activities.

EXECUTIVE OFFICES

     The Company was incorporated under the laws of the State of Florida in August 1989. The Company's principal executive offices are located at 8493 Baymeadows Way, Jacksonville, Florida 32256, and its telephone number is (904) 737-1367.


                                  RISK FACTORS

     THE SHARES BEING OFFERED HEREBY ARE SPECULATIVE AND SHOULD NOT BE PURCHASED BY ANYONE WHO CANNOT AFFORD A LOSS OF THEIR ENTIRE INVESTMENT. BEFORE MAKING AN INVESTMENT IN THE COMPANY, PROSPECTIVE INVESTORS SHOULD GIVE CAREFUL CONSIDERATION TO THE FOLLOWING RISK FACTORS INHERENT IN AND AFFECTING THE BUSINESS OF THE COMPANY AND THIS OFFERING.

     CONTINUING LOSSES; ACCUMULATED DEFICIT. The Company incurred losses of $3,681,729, $3,808,512 and $830,529 for the fiscal years ended December 31, 1994 and 1995 and the nine month period ended September 30, 1996, respectively. At September 30, 1996, the Company had an accumulated deficit of $8,524,314. Inasmuch as the Company intends to continue to devote a substantial amount of its capital to research and development, product positioning and marketing, the Company anticipates that losses will continue until such time as revenue generated from CAMERAMAN system sales is sufficient to offset the Company's operating costs. No assurance can be given that the Company will be able to increase its revenues to the level required to offset its operating expenses.

     POSSIBLE FLUCTUATIONS IN OPERATING RESULTS. The Company's operating results could vary from period to period as a result of the length of the Company's sales cycle, as well as from purchasing patterns of potential customers, the timing of introduction of new products and product enhancements by the Company and its competitors, technological factors, variations in sales by distribution channel, competitive pricing and generally non-recurring system sales.

     SIGNIFICANT CAPITAL REQUIREMENTS; POSSIBLE NEED FOR ADDITIONAL FINANCING. The Company's capital requirements have been and will continue to be significant. The Company is not currently generating sufficient cash flow to fund its operations. There can be no assurance that the Company will be able to generate cash flows in the future which will be sufficient to fund its operations. Assuming no change in the level of the business of the Company, it is anticipated that the Company's existing financial resources and revenues from operations will be sufficient to meet its anticipated requirements for the next twelve months. If additional financing is needed after that time, the Company will be required to borrow, sell additional securities or seek other new sources of financing or may be required to curtail or reduce its activities. The Company has no current arrangements with respect to additional financing. There can be no assurance that any sources of additional financing will be available to the Company on acceptable terms, or at all. To the extent that any future financing involves the sale of the Company's equity securities, the interest of the Company's then-stockholders could be substantially diluted.

     UNCERTAINTY OF MARKET ACCEPTANCE AND COMMERCIALIZATION STRATEGY. The use of automated video camera motion control technology for commercial and consumer applications is an evolving industry characterized by the regular introduction of new products and services. As is typical of any new business concept, demand and market acceptance for newly introduced products and services is subject to uncertainty. Achieving market acceptance for the CAMERAMAN systems will require the Company to undertake substantial marketing efforts and to make significant expenditures to create awareness of and demand for its products. The Company has limited marketing experience and limited financial, personnel and other resources to undertake extensive marketing activities. The Company's efforts will be subject to all of the risks associated with the commercialization of new products, including unanticipated delays, expenses, technical problems or difficulties and technological obsolecense due to changing technology and the evolution of industry standards. There can be no assurance that markets for the Company's products will not be limited, or that the Company's strategies will result in successful product commercialization or in initial or continued market acceptance for the CAMERAMAN systems.

     TECHNOLOGICAL FACTORS; UNCERTAINTY OF PRODUCT DEVELOPMENT. Although the Company's research and development efforts relating to the technological aspects of the existing versions of the CAMERAMAN systems are completed, the Company is continually seeking to refine and improve the components of the system and to develop additional CAMERAMAN systems for specific markets. The Company's success will depend upon products meeting targeted costs and performance standards and also will depend upon their timely introduction into the marketplace. There can be no assurance that development of additional versions of the CAMERAMAN systems will be successfully completed, that they will satisfactorily perform all of the functions for which they have been designed, that they will meet current price or performance objectives or that unanticipated technical or other problems will not occur which would result in increased costs or material delays in development or commercialization. The Company's success will also be dependent upon the Company's ability to adapt its products to be compatible with the products of third-party manufacturers of audiovisual and telecommunications products.

     UNCERTAINTY OF COMMERCIAL DEVELOPMENT OF WIRELESS TECHNOLOGY. The Company is researching the technical feasibility of reducing its wireless technologies to commercially manufacturable forms and products that will have widespread market appeal. No assurance can be given that the Company will be able to do this. In addition, the further development and achieving market acceptance of wireless technology will require the Company to commit substantial financial and employee resources, and there can be no assurance that the Company will have these resources available when necessary or in sufficient amounts to satisfy development and commercialization demands. The Company may also be subject to the risks associated with new technology development, including delays, expense, technical difficulties and the need to substantially change strategies.

     COMPETITION. The markets for audiovisual products are characterized by intense competition and significant price erosion over the life of a product. The Company is aware of certain other companies which have commercialized or have developed technologies and products competitive with certain functions of the CAMERAMAN systems. The Company expects that companies which have developed such technologies or products, as well as other companies with the financial resources and expertise that would encourage them to attempt to develop competitive products, may develop products directly competitive with the Company's products. In the specific markets of videoconferencing and distance education, the Company competes with the videoconferencing CODEC (network transmission) manufacturers, CLI and other equipment manufacturers such as Panasonic, Sony Corporation, Vicom, Inc., TSM, Inc. Telemetrics, Inc., and Fujinon. Many of these companies are well-established, have substantially greater financial and other resources than the Company, have established reputations for success in the development, sale and service of audiovisual products, and have significant advertising budgets to permit them to implement extensive advertising and promotional campaigns in response to competitors. Certain of these competitors dominate portions of the audiovisual industry and have the financial resources necessary to enable them to withstand substantial price competition, which is expected to increase, and downturns in the markets for audiovisual products.

     DEPENDENCE ON THIRD PARTY SUPPLIERS AND MANUFACTURERS. The Company purchases substantially all of its component parts from third parties. The Company believes that there are several available sources of supply. While the Company attempts to maintain alternative sources for the Company's supplies, the Company is subject to the risk of price fluctuations and possible delays in deliveries. Failure by suppliers to continue to supply the Company on commercially reasonable terms, or at all, would have a material adverse effect on the Company. The Company generally does not maintain long-term supply agreements with its suppliers and purchases supplies pursuant to purchase orders or short-term contracts in the ordinary course of business. Failure or delay in receiving necessary supplies by the Company would adversely affect the Company's operations and its ability in turn to deliver its products on a timely basis.

     PATENTS, TRADEMARKS AND PROPRIETARY INFORMATION. The Company holds United States and foreign patents covering certain tracking functions and methods of controlling the field of view in an automatic tracking camera system. The Company has applied for additional patents relating to other aspects of the CAMERAMAN systems and its wireless technology. The Company holds a United States trademark registration for the PARKERVISION and CAMERAMAN names. There can be no assurance as to the breadth or degree of protection which existing or future patents, if any, may afford the Company, that any patent applications will result in issued patents, that the Company's patents or trademarks will be upheld if challenged or that competitors will not develop similar or superior methods or products outside the protection of any patent issued to the Company. Although the Company believes that its patents and trademarks and the Company's products do not and will not infringe patents, trademarks or violate proprietary rights of others, it is possible that its existing patent or trademark rights may not be valid or that infringement of existing or future patents, trademarks or proprietary rights may occur. In the event the Company's products infringe patents or proprietary rights of others, the Company may be required to modify the design of its products, change the name of its products or obtain a license. There can be no assurance that the Company will be able to do so in a timely manner, upon acceptable terms and conditions or at all. The failure to do any of the foregoing could have a material adverse effect upon the Company. In addition, there can be no assurance that the Company will have the financial or other resources necessary to enforce or defend a patent infringement or proprietary rights violation action. Moreover, if the Company's products infringe patents, trademarks or proprietary rights of others, the Company could, under certain circumstances, become liable for damages, which also could have a material adverse effect on the Company.

     The Company also relies on proprietary know-how and employs various methods to protect the source codes, concepts, ideas and documentation of its proprietary technology. However, such methods may not afford complete protection and there can be no assurance that others will not independently develop similar know-how or obtain access to the Company's know-how or software codes, concepts, ideas and documentation. Although the Company has and expects to have confidentiality agreements with its employees and appropriate vendors, there can be no assurance that such arrangements will adequately protect the Company's trade secrets.

     GOVERNMENT REGULATION. Certain functions of the CAMERAMAN system utilize infrared and radio frequency technology, which is subject to regulation by the Federal Communications Commission ("FCC"). The Company believes that it is in substantial compliance with all applicable regulations governing its operations and has obtained all licenses and approvals necessary for the operation of the CAMERAMAN system. There can be no assurance that, in the future, the Company will be able to obtain required licenses or that the FCC will not require the Company to comply with more stringent licensing requirements. Failure or delay in obtaining required licenses would have a material adverse effect on the Company. In addition, expansion of the Company's operations into foreign markets will require the Company to obtain licenses for various components of the CAMERAMAN system. Amendments to existing statutes and regulations, adoption of new statutes and regulations and the Company's expansion into foreign jurisdictions, could require the Company to alter methods of operations at costs that could be substantial, which could have an adverse effect on the Company. There can be no assurance that the Company will be able, for financial or other reasons, to comply with applicable laws, regulations and licensing requirements.

     DEPENDENCE ON KEY PERSONNEL. The success of the Company will be largely dependent on the personal efforts of Jeffrey Parker, its Chairman, and other key personnel. Mr. Parker's employment agreement expires on December 31, 1996, after which he will be employed at will. There can be no assurance given that the Company will enter into a new employment agreement with Mr. Parker. The loss of the services of Mr. Parker or certain other key employees would have a material adverse effect on the Company's business and prospects. The success of the Company is also dependent upon its ability to hire and retain highly skilled financial, technical, marketing and other personnel. There can be no assurance that the Company will be able to hire or retain such necessary personnel.

     CONTROL BY DIRECTORS AND OFFICERS OF THE COMPANY. The current directors and officers beneficially own approximately 49.5% of the Company's outstanding Common Stock. Accordingly, such persons will be able to control the Company, elect all of the Company's directors, increase the authorized capital, dissolve, merge, sell the assets of the Company and generally direct the affairs of the Company.

     AUTHORIZATION AND DISCRETIONARY ISSUANCE OF PREFERRED STOCK. The Company's Certificate of Incorporation authorizes the issuance of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company, which could have the effect of discouraging bids for the Company and, thereby, prevent stockholders from receiving the maximum value for their shares. The Company has no present intention to issue any shares of its preferred stock. However, there can be no assurance that preferred stock of the Company will not be issued at some time in the future.

     NO DIVIDENDS. The Company has paid no cash dividends on its Common Stock to date. Payment of dividends on the Common Stock is within the discretion of the Board of Directors and will depend upon the Company's earnings, its capital requirements and financial condition, and other relevant factors. The Company does not currently intend to declare any dividends on its Common Stock in the foreseeable future.


                                 USE OF PROCEEDS

     All 810,000 Shares offered hereby are being registered for the account of the Selling Stockholders. The Company will not receive any of the proceeds from the sale of the Shares. All of the Shares offered hereby, however, are issuable upon exercise of certain outstanding warrants and options. If such warrants and options are fully exercised, the Company will receive an aggregate of $7,470,000 in gross proceeds.

     The Company is unable to estimate the number of warrants and options that may be exercised for the Shares which are being offered by the Selling stockholders. The Company believes that the exercise of the warrants and options primarily will depend on the market price of a share of Common Stock at the time of exercise and its relation to their exercise price.

     The Company intends to use the net proceeds from the exercise of any warrants and options for working capital and general corporate purposes. Pending application of the proceeds, the Company intends to place the funds in interest-bearing investments such as bank accounts, certificates of deposit and United States government obligations.

                              SELLING STOCKHOLDERS

     In connection with initial public offering by the Company of Common Stock consummated on November 30, 1993, the Company issued to Whale Securities Co., L.P. ("Whale") and Dickinson & Co. ("Dickinson"), the underwriters of the offering, underwriters' warrants ("Underwriters' Warrants") for the purchase of up to an aggregate of 360,000 shares of Common Stock. The Underwriters' Warrants permit the holder thereof to purchase shares of Common Stock at $8.25 per share, exercisable until November 30, 1998. Subsequent to their issuance, Whale transferred certain of the Underwriters' Warrants to its officers and directors and their successors.

     On April 12, 1996, the Company sold shares of Common Stock in an offering pursuant to Regulation S under the Securities Act. In connection with the offering, the Company employed Mr. Jack Ferraro as a consultant to the Company in the offering and as compensation for his services issued warrants ("Reg S Warrants") to Messrs. Jack Erlanger and his designee Jack M. Ferraro for the purchase of up to an aggregate of 250,000 shares of Common Stock at $10.00 per share, exercisable until April 12, 2001.

     On July 16, 1996, the Company entered into a consulting agreement with Whale to provide certain financial advisory services for a five year period. In connection with this agreement, the Company issued options ("Consultant Options") to Whale and its designee, Frog Hollow Partners, for the purchase of up to an aggregate of 200,000 shares of Common Stock at $10.00 per share, exercisable until July 16, 2001.

     The Company has registered for resale by the Selling Stockholders on the Registration Statement of which this Prospectus forms a part, the 810,000 shares of Common Stock issuable upon exercise of the Underwriters' Warrants, Reg S Warrants and the Consultant Options. Unless otherwise indicated, the Selling Stockholders each possess sole voting and investment power with respect to the Shares shown and none of the Selling Stockholders has had a material relationship with the Company or any of its predecessors or affiliates within the past three years.


                                                                                                       AFTER OFFERING
                                                                                              --------------------------------
                                                                                                NUMBER OF
                                         NUMBER OF SHARES                                        SHARES
                                        BENEFICIALLY OWNED              NUMBER OF SHARES      BENEFICIALLY
NAME                                    PRIOR TO OFFERING(1)             TO BE SOLD(1)            OWNED          % OF CLASS(1)
----                                    --------------------            ----------------      ------------       -------------
William G. Walters                            37,243 (2)                      37,243               -0-                -0-

Elliot J. Smith                               50,493 (3)                      37,243              13,250               *

Estate of Howard D. Harlow                    13,923 (4)                      13,923               -0-                -0-

Cynthia Buckwalter                               533 (4)                         433               100                 *

James D. Whitten                              15,402 (5)                       1,402              14,000               *

Whale Securities Co., L.P.                   253,756 (6)(7)(8)               253,756               -0-                -0-

Dickinson & Co.                              116,000 (8)(9)                  116,000               -0-                -0-

Frog Hollow Partners                         105,000 (10)                    100,000               5,000               *

Jack Erlanger                                125,000 (11)                    125,000               -0-                -0-

Jack M. Ferraro                              125,000 (11)                    125,000               -0-                -0-


--------------------

*    Less than 1% of class.

(1) Assumes all the Underwriters' Warrants, Reg S. Warrants and Consultant Options are exercised.

(2) Represents shares of Common Stock issuable upon exercise of Underwriters' Warrants. Does not include any shares of Common Stock held by Whale, a limited partnership of which Whale Securities Corp is general partner. Mr. Walters, the Chairman and principal shareholder of Whale Securities Corp., disclaims beneficial ownership of such shares.

(3) Represents 37,243 shares of Common Stock issuable upon exercise of Underwriters' Warrants, 10,000 shares of Common Stock owned directly and 3,250 shares of Common Stock held by Praefero Partners of which Mr. Smith is the general partner.

(4) Represents shares of Common Stock issuable upon exercise of Underwriters' Warrants.

(5) Represents 1,402 shares of Common Stock issuable upon exercise of Underwriters' Warrants and 14,000 shares of Common Stock held in an IRA established for Mr. Whitten's benefit. Excludes 11,000 shares of Common Stock held by an IRA established for Mr. Whitten's wife's benefit and 105,000 shares of Common Stock beneficially owned by Frog Hollow Partners, the general partner of which is Mr. Whitten's wife, over which shares
     Mr. Whitten disclaims beneficial ownership.

(6) Represents 153,756 shares of Common Stock issuable upon exercise of Underwriters' Warrants and 100,000 shares of Common Stock issuable upon exercise of the Consultant Options.

(7) Includes securities held in the name of Whale for the account of certain equity owners and employees of Whale.

(8) Excludes shares of Common Stock held in any customer account by, and any trading account of, Whale or Dickinson.

(9) Represents shares of Common Stock issuable upon exercise of Underwriters' Warrants.

(10) Represents 100,000 shares of Common Stock issuable upon exercise of the Consultant Options and 5,000 shares held directly. The general partner of Frog Hollow Partners is Mr. James D. Whitten's wife.

(11) Represents 125,000 shares of Common Stock issuable upon exercise of Reg S Warrants.

     The registration rights granted to certain of the Selling Stockholders generally provide that the Company and the Selling Stockholders indemnify each other against certain liabilities, including liabilities under the Securities Act. In the opinion of the Commission, such indemnification is against public policy and is, therefore unenforceable.


                              PLAN OF DISTRIBUTION

     The Shares may be offered and sold from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by one or more of the following methods, without limitation: (i) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (iii) ordinary brokerage transactions and transactions in which the broker solicits purchases; and (iv) face-to-face transactions between sellers and purchasers without a broker/dealer. In effecting sales, brokers or dealers engaged by the Selling Stockholders (including Whale Securities Co., L.P. and Dickinson & Co.) may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from Selling Stockholders in amounts to be negotiated. Such brokers and dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales. From time to time, one or more the Selling Stockholders named herein may pledge, hypothecate or grant a security interest in some or all of the Shares owned by them, and the pledgees, secured parties or persons to whom such securities have been hypothecated shall, upon foreclosure in the event of a default, be deemed to be Selling Stockholders for purposes hereof.


                                  LEGAL MATTERS

     The legality of the Shares offered hereby will be passed upon for the Company by Graubard Mollen & Miller, New York, New York.


                                     EXPERTS

     The financial statements of ParkerVision, Inc., incorporated by reference in this prospectus and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.


                                 INDEMNIFICATION

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described above, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities is asserted by such director, officer or controlling person in connection with the registration of the Shares, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The table below sets forth the estimated expenses (except the SEC registration fee which is an actual expense) of the Registrant in connection with the offer and sale of the shares of Common Stock covered by this Registration Statement.

     SEC registration fee. . . . . . . . . . . . . . . . . . . . . .  $ 3,386.63
     Accountant's fees and expenses. . . . . . . . . . . . . . . . .  $ 2,500.00
     Legal fees and expenses . . . . . . . . . . . . . . . . . . . .  $20,000.00
     Printing and engraving expenses . . . . . . . . . . . . . . . .  $ 2,000.00
     Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . .  $ 2,113.37
                                                                      ----------
          TOTAL. . . . . . . . . . . . . . . . . . . . . . . . . . .  $30,000.00
                                                                      ----------
                                                                      ----------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 607.0850 of the Business Corporation Act of the State of Florida provides for the indemnification of officers and directors under certain circumstances against expenses incurred in successfully defending against a claim and authorizes Florida corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or a director.

     Article VI, Section 6.4, of the Registrant's Articles of Incorporation provides that directors and officers shall be indemnified to the fullest extent provided by law.

     Article VII of the Company's By-Laws provides that the Company shall indemnify any director, officer or employee or any former director, officer or employee to the fullest extent permitted by law.

     The Underwriting Agreement among Whale Securities Co., L.P. and Dickinson & Co. ("Underwriters") and the agreements related to the Underwriters' common stock purchase warrants contain provisions under which the Company and the Underwriters have agreed to indemnify each other (including officers and directors of the Company and the Underwriters, and any person who may be deemed to control the Underwriters or the Company) against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     The agreements related to the common stock purchase options issued to Messrs. Jack M. Ferraro and Jack Erlanger and the common stock purchase warrants to Whale Securities Co., L.P. and Frog Hollow Partners contain provisions under which the Company and the warrantholders have agreed to indemnify each other (including principals, officers and directors of the Company, Whale Securities Co., L.P. and Frog Hollow Partners and any person who may be deemed to control the Company, Whale Securities Co., L.P. and Frog Hollow Partners) against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     The Company provides liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the Company.

     The Company has entered into indemnification agreements with its directors and officers whereby the Company as agreed to indemnify, and advance expenses to, each indemnitee to the fullest extent permitted by applicable law. The indemnification agreements will continue until and terminate upon the later of
(i) the expiration of the statute of limitations applicable to any possible claim, or (ii) the final termination of all pending proceedings in respect of which the indemnitee is granted rights of indemnification or advancement of expenses or any proceeding commenced by the indemnitee.

ITEM 16.  EXHIBITS

Exhibit No.         Description
-----------         -----------

   3.1 Articles of Incorporation (incorporated by reference by Exhibit 3.1 of Registration Statement No. 33-70588-A on Form SB-2)

   3.2 By-Laws (incorporated by reference to Exhibit 3.2 of Registration Statement No. 33-70588-A on Form SB-2)

   4.1              Form of Common Stock (incorporated by reference to
                    Exhibit 4.1 of Registration Statement No. 33-70588-A on Form SB-2)

   4.2 Form of Warrant and certificate attached thereto issued to Whale Securities Co., L.P. and Dickinson & Co. (incorporated by reference to Exhibit 4.2 of Registration Statement
                    No. 33-70588-A on Form SB-2)

   4.3 Option Agreement between Jack M. Ferraro and the Company dated April 12, 1996 (incorporated by reference to Exhibit 10.3 of the Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 1996)

   4.4 Option Agreement between Jack Erlanger and Company dated April 12, 1996 (incorporated by reference to Exhibit 10.4 of the Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 1996)

   4.5 Warrant Agreement between Whale Securities Co., L.P. and the Company dated July 16, 1996 (incorporated by reference to
                    Exhibit 4.1 of the Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 1996)

   4.6 Warrant Agreement between Frog Hollow Partners and the Company dated July 16, 1996 (incorporated by reference to
                    Exhibit 4.2 of the Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 1996)

   5.1*             Opinion of Graubard Mollen & Miller

  10.1 Form of Indemnification Agreement between the Company and each of the directors of the Company (incorporated by reference to Exhibit 10.15 of Registration Statement
                    No. 33-70588-A on Form SB-2)

  10.2 Consulting Agreement between Whale Securities Co., L.P. and the Company dated July 16, 1996, as amended (incorporated by reference to Exhibit 10.1 of the Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 1996)

  22 Subsidiaries (incorporated by reference to Exhibit 22 of Form 10-KSB for fiscal year ended December 31, 1995 - File No. 1-13012)

  23.1*             Consent of Graubard Mollen & Miller (included in
                    Exhibit 5.1)

  23.2*             Consent of Arthur Andersen LLP

  24.1*             Power of Attorney (included on page II-4)

--------------------
*   Filed herewith


ITEM 17.  UNDERTAKINGS

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d)  The undersigned Company hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1), or (4), or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Jacksonville, Florida on this 11th day of December, 1996.

                                   PARKERVISION, INC.


                                   By:  /s/ Jeffrey Parker
                                       -----------------------------------------
                                        Jeffrey Parker, Chairman of the Board,
                                          Chief Executive Officer and President

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey Parker his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

SIGNATURES               TITLE                                 DATE
----------               -----                                 ----

  /s/ Jeffrey Parker       Chairman of the Board, Chief        December 11, 1996
-------------------------- Executive Officer, President and
  Jeffrey Parker           Director (Chief Executive Officer)


  /s/ Todd Parker          Vice President and Director         December 11, 1996
--------------------------
  Todd Parker


  /s/ Stacie Wilf          Secretary, Treasurer and Director   December 11, 1996
--------------------------
  Stacie Wilf


  /s/ Cynthia L. Poehlman  Controller and Chief Accounting     December 11, 1996
-------------------------- Officer
  Cynthia L. Poehlman


  /s/ William L. Sammons   Director                            December 11, 1996
--------------------------
  William L. Sammons

  /s/ Arthur G. Yeager     Director                            December 11, 1996
--------------------------
  Arthur G. Yeager

                                  EXHIBIT INDEX


Exhibit No.         Description
-----------         -----------

   3.1 Articles of Incorporation (incorporated by reference by Exhibit 3.1 of Registration Statement No. 33-70588-A on Form SB-2)

   3.2 By-Laws (incorporated by reference to Exhibit 3.2 of Registration Statement No. 33-70588-A on Form SB-2)

   4.1              Form of Common Stock (incorporated by reference to
                    Exhibit 4.1 of Registration Statement No. 33-70588-A on Form SB-2)

   4.2 Form of Warrant and certificate attached thereto issued to Whale Securities Co., L.P. and Dickinson & Co. (incorporated by reference to Exhibit 4.2 of Registration Statement
                    No. 33-70588-A on Form SB-2)

   4.3 Option Agreement between Jack M. Ferraro and the Company dated April 12, 1996 (incorporated by reference to Exhibit 10.3 of the Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 1996)

   4.4 Option Agreement between Jack Erlanger and Company dated April 12, 1996 (incorporated by reference to Exhibit 10.4 of the Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 1996)

   4.5 Warrant Agreement between Whale Securities Co., L.P. and the Company dated July 16, 1996 (incorporated by reference to
                    Exhibit 4.1 of the Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 1996)

   4.6 Warrant Agreement between Frog Hollow Partners and the Company dated July 16, 1996 (incorporated by reference to
                    Exhibit 4.2 of the Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 1996)

   5.1*             Opinion of Graubard Mollen & Miller

  10.1 Form of Indemnification Agreement between the Company and each of the directors of the Company (incorporated by reference to Exhibit 10.15 of Registration Statement
                    No. 33-70588-A on Form SB-2)

  10.2 Consulting Agreement between Whale Securities Co., L.P. and the Company dated July 16, 1996, as amended (incorporated by reference to Exhibit 10.1 of the Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 1996)

  22 Subsidiaries (incorporated by reference to Exhibit 22 of Form 10-KSB for fiscal year ended December 31, 1995 - File No. 1-13012)

  23.1*             Consent of Graubard Mollen & Miller (included in
                    Exhibit 5.1)

  23.2*             Consent of Arthur Andersen LLP

  24.1*             Power of Attorney (included on page II-4)

--------------------
*   Filed herewith